SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 10/31/04
FILE NUMBER 811-05426
SERIES NO.: 18

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A Shares                     1,837
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B Shares                       554
              Class C Shares                       385
              Class R Shares                         3
              Institutional Class                  427

74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares                 $   11.90
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares                 $   11.84
              Class C Shares                 $   11.83
              Class R Shares                 $   11.89
              Institutional Class            $   11.92